Exhibit 10.4

CENTRUE FINANCIAL CORPORATION

2015 STOCK COMPENSATION PLAN

                              1.          Purpose of the Plan

                              The Plan is intended to provide a means whereby key policy-making directors and employees of the Company and its Subsidiaries may sustain a sense of proprietorship and personal involvement in the continued development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders. Accordingly, the Company may permit certain directors and employees to acquire common stock of the Company or otherwise participate in the financial success of the Company or to be awarded shares of common stock of the Company, on the terms and conditions established herein. This Plan will become effective only if (i) it is approved by the stockholders of the Company (excluding holders of shares of Option Stock and Restricted Stock issued by the Company under this Plan) within twelve months after the Board’s adoption of the Plan; and (ii) the stockholders of the Company approve the amendment to the Company’s Amended and Restated Certificate of Incorporation being proposed to accomplish a reverse stock split (the “Reverse Split Amendment”) at the May 27, 2015 annual meeting of the Company’s stockholders. The effective date of the Plan shall the date the Reverse Split Amendment is filed with the Secretary of State of the State of Delware. If the Plan is not approved by the stockholders of the Company, any Options, Restricted Stock and Restricted Stock Unit awards and Stock Awards granted under this Plan will be rescinded and void.

                              2.          Definitions Unless the context otherwise requires, the following defined terms (together with other capitalized terms defined elsewhere in this Plan) will govern the construction of this Plan, and of any Stock Option Agreements, and Restricted Stock and Restricted Stock Unit Agreements, and SAR Agreements entered into pursuant to this Plan.

                              a.          “10% Stockholder” means a person who owns, either directly or indirectly by virtue of the ownership attribution provisions set forth in Section 424(d) of the Code at the time he or she is granted an Option, Stock possessing more than 10% of the total combined voting power or value of all classes of Stock of the Company and/or of its Subsidiaries.

                              b.          “1933 Act” means the federal Securities Act of 1933, as amended.

                              c.          “1934 Act” means the federal Securities Exchange Act of 1934, as amended.

                              d.          “Board” means the Board of Directors of the Company.

                              e.          “Cause” means (i) the Participant’s material breach of an employment agreement, if any, between the Participant and the Company or one of its Subsidiaries, (ii) the Participant’s breach of a Confidential Information Agreement between the Participant and the Company or one of its Subsidiaries, (iii) the breach of any non-disclosure or non-compete agreement between the Participant and the Company or one of its Subsidiaries, or (iv) the Participant engages in illegal conduct or misconduct which materially and demonstrably injures the Company. For purposes of determining whether “Cause” exists, no act or failure to act, on the Participant’s part shall be considered “willful,” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief by the Participant that his action or omission was in the best interests of the Company.

                              f.           A “Change in Control” of the Company shall have occurred:

(i)	on the scheduled expiration date of a tender offer by, or exchange offer by any corporation, person, other entity or group (other than the Company, any of its wholly owned Subsidiaries or a qualified retirement plan of the Company or one of its Subsidiaries, or one or more persons who are beneficial owners, as determined under Rule 13d-4 under the 1934 Act, of 10% or more of the Voting Stock of the Company on the date on which the Plan is approved by the Board), to acquire Voting Stock of the Company if:

(1)	after giving effect to such offer such corporation, person, other entity or group would own 50% or more of the Voting Stock of the Company;

(2)	there shall have been filed documents with the Securities and Exchange Commission in connection therewith (or, if no such filing is required, public evidence that the offer has already commenced); and

(3)	such corporation, person, other entity or group has secured all required regulatory approvals to own or control 50% or more of the Voting Stock of the Company;

(ii)	if the stockholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation in a transaction in which neither the Company nor any of its wholly owned Subsidiaries will be the surviving corporation, or to sell or otherwise dispose of all or substantially all of the Company’s assets to any corporation, person, other entity or group (other than the Company or any of its wholly owned Subsidiaries), and such definitive agreement is consummated; or

(iii)	if any corporation, person, other entity or group (other than the Company, any of its wholly owned Subsidiaries or a qualified retirement plan of the Company or one of its Subsidiaries, or one or more persons who are beneficial owners, as determined under Rule 13d-4 under the 1934 Act, of 10% or more of the Voting Stock of the Company on the date on which the Plan is approved by the Board) becomes the beneficial owner, as determined under Rule 13d-4 under the 1934 Act, of Stock representing 50% or more of the Voting Stock of the Company.

                              g.          “Code” means the Internal Revenue Code of 1986, as amended (references herein to Sections of the Code are intended to refer to Sections of the Code as enacted at the time of this Plan’s adoption by the Board and as subsequently amended, or to any substantially similar successor provisions of the Code resulting from recodification, renumbering or otherwise).

                              h.          “Committee” means the Executive and Compensation Committee of the Company’s Board of Directors. In the alternative, the Board of Directors may, in its discretion, by resolution approved by the Board, elect to act as the Committee for the Plan and the Committee, whether or not comprised solely of Non-Employee Directors shall act as an advisory committee.

                              i.           “Company” means Centrue Financial Corporation, a Delaware corporation and its successor or successors.

                              j.           “Confidential Information Agreement” means a written agreement between the Company or one of its Subsidiaries and the Eligible Person establishing the duty of the Eligible Person not to disclose information that is proprietary to the Company or one of its Subsidiaries and establishing the sanctions applicable in the event the Eligible Person breaches the Agreement.

                              k.          “Covered Employees” means any Employee who is or may become a “Covered Employee,” as defined in Section 162(m) of the Code, and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of (i) 90 days after the beginning of the Performance Period, or (ii) the period of time after the beginning of the Performance Period and before 25% of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

                              l.           “Disability” has the same meaning as “permanent and total disability,” as defined in Section 22(e)(3) of the Code.

                              m.         “Disqualifying Disposition” means a disposition, as defined in Section 424(c)(1) of the Code, of Option Stock acquired pursuant to an ISO, which occurs either:

(i)	within two years after the underlying Option is granted; or

(ii)	within one year after the underlying Option is exercised.

                              Under Section 424(c)(1) of the Code, the term “disposition” includes a sale, exchange, gift, or a transfer of legal title, but does not include (A) a transfer from a decedent to an estate or a transfer by bequest or inheritance, (B) an exchange to which Code Sections 354, 355, 356, or 1036 (or so much of Code Section 1031 as relates to Code Section 1036) applies, or (C) a mere pledge or hypothecation.

                              n.          “Eligible Person” means any person who, at a particular time, is an employee, officer or member of the Board of Directors of the Company or its Subsidiaries. With respect to ISOs only, this definition does not include any person who has been on leave of absence for greater than 90 days, unless re-employment is guaranteed by law or contract.

                              o.          “Fair Market Value” with respect to any Stock subject to any award under this Plan, means, as of the date in question, the market price per share of such Stock determined by the Committee, consistent with the requirements of Section 422 of the Code and to the extent consistent therewith:

(i)	if the Stock was principally traded on an exchange or market in which prices are reported on a bid and asked basis, the average of the mean between the bid and asked price for the Stock at the close of trading for the 5 consecutive trading days immediately preceding the date in question;

(ii)	if the Stock was principally listed on a national securities exchange, the closing price of the Stock for the trading day immediately preceding the date in question as reported in a publicly available newspaper or publication deemed reliable by the Committee, or if there is no closing price reported on such day, the reporting price on the next previous trading day for which a closing price is reported in such newspaper or publication; or

(iii)	if neither of the foregoing provisions is applicable, then the Committee shall determine Fair Market Value in good faith and on such basis as it deems appropriate taking into account such factors as it considers advisable in a manner a manner consistent with the valuation principles of Section 409A of the Code, except when the Committee expressly determines not to use Section 409A valuation principles, which determination shall be final and binding on all parties; in the case of ISOs, “good faith” shall be determined in accordance with Section 422 of the Code.

                              p.          “ISO” or “Incentive Stock Option” means an Option, which is subject to certain holding requirements and tax benefits, and which qualifies as an “incentive stock option,” as defined in Section 422 of the Code.

                              q.          “New Employer” shall mean the Participant’s employer, or the parent or a Subsidiary of such employer, immediately following a Change in Control.

                              r.          “Non-Employee Director” means a director who:

(i)	is not currently an officer of the Company or its Subsidiaries, or otherwise currently employed by the Company or its Subsidiaries;

(ii)	does not receive compensation, either directly or indirectly, from the Company or its Subsidiaries, for services rendered as a consultant or in any capacity other than as a director, except for an amount that does not exceed the dollar amount for which disclosure would be required in the Company’s proxy statement;

(iii)	does not possess an interest in any other transaction for which disclosure would be required in the Company’s proxy statement; and

(iv)	is not engaged in a business relationship for which disclosure would be required in the Company’s proxy statement.

                              s.          “NSO” means any Option granted under this Plan whether designated by the Committee as a “non-qualified stock option,” a “non-statutory stock option” or otherwise, other than an Option designated by the Committee as an ISO. The term “NSO” also includes any Option designated by the Committee as an ISO but which, for any reason, fails to qualify as an ISO pursuant to Section 422 of the Code and the rules and regulations thereunder.

                              t.          “Option” means a right granted pursuant to this Plan entitling the Participant to acquire shares of Stock issued by the Company.

                              u.          “Option Agreement” means an agreement between the Company and an Eligible Person to evidence the terms and conditions of the issuance of Options hereunder.

                              v.          “Option Price” with respect to any particular Option means the exercise price at which the Participant may acquire each share of the Option Stock called for under such Option.

                              w.          “Option Stock” means Stock issued or issuable by the Company pursuant to the valid exercise of an Option.

                              x.          “Participant” means an Eligible Person to whom an Option, award of Stock, Restricted Stock, Restricted Stock Units or SARs is granted hereunder, and any transferee of an Option received pursuant to a Transfer authorized under this Plan.

                              y.          “Performance-Based Compensation” means compensation under an award under this Plan that satisfies the requirements of Section 162(m) of the Code for certain “performance-based compensation” paid to Eligible Persons who are employees of the Company. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an award which does not satisfy the requirements for performance-based compensation under Section 162(m) of the Code does not constitute performance-based compensation for other purposes, including Section 409A of the Code.

                              z.          “Performance Measures” means measures as described in Section 10 on which the performance goals are based.

                              aa.        “Performance Period” means the period of time during which the performance goals must be met to determine the degree of payout, the vesting, or both, with respect to an award that is intended to qualify as Performance-Based Compensation.

                              bb.        “Plan” means this Centrue Financial Corporation 2015 Stock Compensation Plan.

                              cc.        “Retirement” means the Participant’s voluntary cessation of employment or service as a director following the attainment of age 55 and the completion of 7 years of service.

                              dd.        “Restricted Period” means the period of time during which Restricted Stock, Restricted Stock Units or other stock-based or stock-related awards that are awarded under the Plan are subject to the risk of forfeiture, restrictions on transfer and other restrictions or conditions pursuant to Sections 8 or 9.

                              ee.        “Restricted Stock” means Stock issued or issuable by the Company which is subject to the restrictions imposed in Section 8 of this Plan.

                              ff.          “Restricted Stock Unit” means an award to a Participant pursuant to Section 7 of the Plan and described as a “Restricted Stock Unit” in Section 8 of the Plan.

                              gg.        “Restricted Stock Agreement” means an agreement between the Company and a Participant to evidence the terms and conditions of the issuance of Restricted Stock hereunder.

                              hh.        “Restricted Stock Unit Agreement” means an agreement between the Company and a Participant to evidence the terms and conditions of the issuance of Restricted Stock Units hereunder.

                              ii.          “Restricted Stockholder” means a Participant to whom any Restricted Stock or Restricted Stock Unit is issued hereunder, and any transferee of such Stock received pursuant to a Transfer required by law.

                              jj.          “Stock Appreciation Rights” or “SARs” shall mean stock appreciation rights entitling the grantee to receive cash or shares of Stock having a fair market value equal to the appreciation in market value of a stated number of shares of Stock from the date of grant, or in the case of rights granted in tandem with or by reference to an Option granted prior to the grant of such rights, from the date of grant of the related Option to the date of exercise, in either case the fair market value as of the date of the grant being the “SAR Price.”

                              kk.         “SAR Agreement” means an agreement between the Company and the Participant to evidence the terms and conditions of the issuance of Stock Appreciation Rights hereunder.

                              ll.          “Stock” means shares of the Company’s common stock.

                              mm.      “Stock Award” means an award of Stock awarded to a Participant pursuant to Section 9 of the Plan.

                              nn.        “Subsidiary” has the same meaning as “Subsidiary Corporation” as defined in Section 424(f) of the Code.

                              oo.        “Tax Withholding Liability” means all federal and state income taxes, Social Security tax, Medicare tax and any other taxes applicable to the income arising from a transaction involving Options required by applicable law to be withheld by the Company. The Committee shall retain the discretion to determine the amount of Tax Withholding Liability.

                              pp.        “Transfer,” with respect to Option Stock and Restricted Stock, includes, without limitation, a voluntary or involuntary sale, assignment, transfer, conveyance, pledge, hypothecation, encumbrance, disposal, loan, gift, attachment or levy of such Stock, including without limitation an assignment for the benefit of creditors of the Participant, a transfer by operation of law, such as a transfer by will or under the laws of descent and distribution, an execution of judgment against the Option Stock or the acquisition of record or beneficial ownership thereof by a lender or creditor, a transfer pursuant to any decree of divorce, dissolution or separate maintenance, any property settlement, any separation agreement or any other agreement with a spouse (except for estate planning purposes) under which a part or all of the shares of Option Stock are transferred or awarded to the spouse of the Participant or are required to be sold, or a transfer resulting from the filing by the Participant of a petition for relief, or the filing of an involuntary petition against such Participant, under the bankruptcy laws of the United States or of any other nation.

                              qq.        “Voting Stock” shall mean those shares of the Company Stock entitled to vote generally in the election of directors.

                              3.          Administration of the Plan

                              Subject to review by the Board, the Committee shall select the directors and employees from among Eligible Persons to whom Options shall be granted or to whom Restricted Stock shall be awarded under the Plan, to establish the number of shares of Stock that will be subject to Options granted to such director or employee and the time when certificates for such Option Stock shall be issued, to establish the number of shares of Stock that shall be subject to awards of Restricted Stock or Restricted Stock Units to a director or employee and to prescribe the legend to be affixed to the certificate representing such Stock that is subject to a Stock Option, Restricted Stock or Restricted Stock Unit award or a Stock Award. Subject to review by the Board, the Committee shall also select the directors and employees from among Eligible Persons to whom rights to participate in the appreciation of Option Stock shall be granted. Subject to review by the Board, the Committee shall have the authority to select the directors and employees from among those eligible to whom SARs may be granted and the terms of such SARs. The Committee is authorized, subject to Board approval, to interpret the Plan and may from time to time adopt such rules, regulations, forms and agreements, not inconsistent with the provisions of the Plan, as it may deem advisable to carry out the Plan. The Board shall independently review and approve all decisions made by the Committee in administering the Plan.

                              4.          Shares Subject to the Plan

                              Subject to Sections 11 and 12 of this Plan, the aggregate number of shares of Option Stock or Restricted Stock that may be issued and outstanding pursuant to the exercise of Options or the award of Restricted Stock, Restricted Stock Units or Stock Awards under this Plan (the “Stock Pool”) will not exceed 430,000 shares all of which may be subject to awards that are or are not Options (the determination of such number of shares having already taken into account the effect of the Reverse Split Amendment). No Participant shall be granted, during any calendar year, awards with respect to more than 25% of the total number of shares of Stock available for Option Awards under the Plan set forth in this Section 4, subject to adjustment as provided in Section 11 of the Plan, but only to the extent that such adjustment will not affect the status of any award theretofore issued or that may thereafter be issued as Performance-Based Compensation. The purpose of the foregoing provision is to ensure that the Plan may provide Performance-Based Compensation and this Section 4 shall be interpreted, administered and amended if necessary to achieve that purpose. Shares of Option Stock that would have been issuable pursuant to any award under the Plan, but that are no longer issuable because all or part of rights to such awards have been terminated and forfeited by Participant pursuant to this Plan shall be added back into the Stock Pool to be available for issuance. Shares of Stock withheld for taxes due in connection with any award under this Plan or which are withheld in connection with the exercise of Options shall not be added back into the Stock Pool and shall no longer be available for issuance.

                              5.          Type of Stock Options

                                           Except as otherwise provided herein, the Committee will designate any Option granted hereunder either as an ISO or as an NSO. To the extent that the Fair Market Value of Stock, determined at the time the Option is granted, with respect to which all ISOs are exercisable for the first time by any individual during any calendar year (pursuant to this Plan and all other plans of the Company and/or its Subsidiaries) exceeds $100,000, such Option will be treated as an NSO.

                              6.          Terms of Stock Option Agreements. Each Option granted pursuant to this Plan will be evidenced by an Option Agreement between the Company and the Eligible Person to whom such Option is granted, in form and substance satisfactory to the Committee in its sole discretion, consistent with this Plan. Without limiting the foregoing, the following terms and conditions will be considered a part of each Option Agreement (unless otherwise stated therein):

                              a.          Covenants of Participant. Nothing contained in this Plan, any Option Agreement or in any other agreement executed in connection with the granting of an Option under this Plan will confer upon any Participant any right with respect to the continuation of his or her status as an employee, officer or director of the Company or its Subsidiaries.

                              b.          Option Vesting Periods. Each Option Agreement will specify any performance criteria (including any Performance Measures deemed appropriate by the Committee) and/or the period or periods of time within which each Option or portion thereof will first become exercisable (the “Option Vesting Period”). Unless otherwise indicated in an Option Agreement, all Options shall become vested and exercisable upon the effective date of a Change in Control of the Company.

                              c.          Exercise of the Option.

(i)	Mechanics and Notice. Options may be exercised to the extent exercisable by giving written notice to the Company specifying the number of Options to be exercised, the date of the grant of the Option or Options to be exercised, the Option Price, the desired effective date of the exercise, the number of full shares of Option Stock to be retained by the Participant after exercise, and the method of payment. Once written notice complying with the requirements of this subsection is received, the Committee or its designee shall promptly notify the Participant of the amount of the Option Price and withholding taxes due, if either or both is applicable. Payment of any amounts owing shall be due immediately upon receipt of such notice.

(ii)	Withholding Taxes. As a condition to the issuance of shares of Option Stock upon exercise of an Option granted under this Plan, the Participant will pay to the Company in cash, through cashless exercise as provided in Section 6(d) or in such other form as the Committee may determine in its discretion, the amount of the Company’s Tax Withholding Liability, if any, associated with such exercise.

                              d.          Payment of Option Price. Each Option Agreement will specify the Option Price, with respect to the exercise of Option Stock granted thereunder, which may be stated in terms of a fixed dollar amount, a percentage of Fair Market Value at the time of the grant, or such other method as determined by the Committee in its discretion. In no event will the Option Price for an ISO granted hereunder be less than the Fair Market Value (or, where an ISO Participant is a 10% Stockholder, one hundred ten percent (110%) of such Fair Market Value) of the Option Stock at the time such ISO is granted. In no event will the Option Price for an NSO granted hereunder be less than 100% of the Fair Market Value of the Options Stock at the time such NSO is granted. The Option Price will be payable to the Company in United States dollars in cash or by certified check or, such other legal consideration as may be approved by the Committee, in its discretion. The Committee, in its sole discretion, may permit an Optionee to pay all or a portion of the Option Price, and/or the Company’s Tax Withholding Liability set forth in subsection 6(c) above, if applicable, with respect to the exercise of an Option by (i) surrendering shares of Stock already owned by such Optionee; (ii) withholding of shares of Option Stock; or (iii) irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and the Company’s Tax Withholding Liability from such exercise. To the extent Option Stock is withheld for tax withholding purposes, the applicable percentage of tax withholding liability shall be the percentage equal to the employer’s minimum statutory withholding rate (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to the taxable income realized upon exercise of Options). To the extent that Option Stock is withheld pursuant to subparagraphs (i) or (ii) above, the Fair Market Value of surrendered Stock or withheld Option Stock must be equal to the corresponding portion of such Option Price and/or tax withholding liability, as the case may be, to be paid for therewith. To the extent that shares of Option Stock are sold by a third party as payment of all or a portion of the Option Price of an ISO, the sale of such shares will be treated as a Disqualifying Disposition and be subject to Section 421(b) of the Code.

                              e.          Notice of Disqualifying Disposition. In the event of a Disqualifying Disposition, the Participant will promptly give written notice to the Company of such disposition including information regarding the number of shares involved, the exercise price of the underlying Option through which the shares were acquired and the date of the Disqualifying Disposition.

                              f.          Termination of the Option. Except as otherwise provided herein, each Option Agreement will specify the period of time, to be determined by the Committee in its discretion, during which the Option granted therein will be exercisable, not to exceed ten years from the date of grant (the “Option Period”); provided that the Option Period will not exceed five years from the date of grant in the case of an ISO granted to a 10% Stockholder.

(i)	Timing of Termination. To the extent not previously exercised, each Option will terminate upon the expiration of the Option Period specified in the Option Agreement; provided, however, that, subject to the discretion of the Committee, each Option will terminate, if earlier: (a) ninety days after the date that the Participant ceases to be an Eligible Person for any reason other than Cause, death or Disability; (b) immediately upon the Participant’s termination of employment for Cause; or (c) 1 year after the date that the Participant ceases to be an Eligible Person by reason of such person’s death or Disability. In the case of an ISO, if the Eligible Person or his beneficiary exercises an Option more than 90 days following the Eligible Person’s Retirement, then the ISO shall automatically be converted to an NSO.

(ii)	Effect of Retirement, Death or Disability. Except as provided in an Option Agreement, Options will not become fully exercisable upon the Optionee’s death, Retirement or Disability.

                              g.          Transferability of Options. ISOs will be subject to Transfer by the Participant only by will or the laws of descent and distribution. NSOs will be subject to Transfer by the Participant only by will or the laws of descent and distribution or, at the discretion of the Committee, by direct gift to a family member, or gift to a family trust or family partnership. The terms “family member,” “family trust” and “family partnership” shall have meanings consistent with Section 704 of the Code. Options will be exercisable only by the Participant during his or her lifetime, or, with respect to an NSO, by any of the recipients of the Transfers specifically permitted by this subsection (g). The Committee may impose other restrictions on any shares of Option Stock acquired pursuant to the exercise of an Option under the Plan as the Committee considers advisable, including, without limitation, holding periods or further transfer restrictions, forfeiture or “claw-back” provisions, and restrictions under applicable federal or state securities laws.

                              h.          Compliance with Law. Notwithstanding any other provision of this Plan, Options may be granted pursuant to this Plan, and Option Stock may be issued pursuant to the exercise thereof by a Participant, only after there has been compliance with all applicable federal and state tax and securities laws. The right to exercise an Option will be further subject to the requirement that if at any time the Committee determines, in its discretion, that the listing, registration or qualification of the shares of Option Stock called for by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of or in connection with the granting of such Option or the purchase of shares of Option Stock, the Option may not be exercised, in whole or in part, unless and until such listing, registration, qualification, consent or approval is effected or obtained free of any conditions not acceptable to the Committee, in its discretion.

                              i.          Stock Certificates. Any certificates representing the Option Stock issued pursuant to the exercise of Options will bear all legends required by law and necessary to effectuate this Plan’s provisions. The Company may place a “stop transfer” order against shares of the Option Stock until all restrictions and conditions set forth in this Plan and in the legends referred to in this subsection (i) have been complied with.

                              j.          Non-Compete. The Committee, in its discretion, may, as a condition to the grant of an Option, require that the Participant enter into a covenant not to compete, a non-disclosure agreement or a Confidential Information Agreement with the Company and its Subsidiaries, which shall become effective on the date of termination of employment of the Participant with the Company, or any other date the Committee designates, and which shall contain such terms and conditions as the Committee specifies.

                              k.          Other Provisions. The Option Agreement may contain such other terms, provisions and conditions, including such special forfeiture conditions, rights of repurchase, rights of first refusal and other restrictions on Transfer of Option Stock issued upon exercise of any Options granted hereunder, not inconsistent with this Plan, as may be determined by the Committee in its sole discretion.

                              7.          Stock Appreciation Rights

                              a.          Grants. SARs may be granted to such eligible directors and employees as may be selected by the Committee and shall be evidenced by a SAR Agreement.

                              b.          Terms of Grant. A Participant may be granted one or more Stock Appreciation Rights under the Plan and such SARs shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as shall be determined by the Committee in its sole discretion. An SAR may relate to a particular Option and may be granted simultaneously with or subsequent to the Option to which it relates. Except to the extent otherwise modified in the grant, (i) SARs not related to a Option shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 6, and (ii) all SARs related to Stock Options granted under the Plan shall be granted subject to the same restrictions and conditions and shall have the same vesting, exercisability, forfeiture and termination provisions as the Options to which they relate. SARs may be subject to additional restrictions and conditions. The per-share SAR Price for exercise or settlement of SARs shall be determined by the Committee, but shall be a price that is equal to or greater than the Fair Market Value of such shares on the date of the grant. Other than as adjusted pursuant to Section 11, the SAR Price may not be reduced without stockholder approval (including canceling previously awarded SARs and regranting them with a lower SAR Price).

                              c.          Exercise; Payment. To the extent a SAR relates to an Option, the SAR may be exercised only when the related Option could be exercised and only when the Fair Market Value of the shares subject to the Option exceeds the exercise price of the Option. When a Participant exercises such SARs, the Options related to such SARs shall automatically be cancelled with respect to an equal number of underlying shares. Unless the Committee decides otherwise (in its sole discretion), SARs shall only be paid in cash or in shares of Stock. For purposes of determining the number of shares available under the Plan, each SAR shall count as one share of Stock, without regard to the number of shares, if any, that are issued upon the exercise of the Stock Appreciation Right and upon such payment.

                              d.          Withholding of Tax. As a condition to the payment due upon exercise of a SAR granted under this Plan, the Participant will pay to the Company in cash or in such other form as the Committee may determine in its discretion, the amount of the Company’s Tax Withholding Liability, if any, associated with such exercise.

                              8.          Restricted Stock and Restricted Stock Units

                                           Restricted Stock and Restricted Stock Units may be granted to Participants under the Plan. Shares of Restricted Stock are shares of Stock the retention, vesting and/or transferability of which is subject, during specified periods of time, to such conditions (including continued employment and/or achievement of performance goals established by the Committee) and terms as the Committee deems appropriate. Restricted Stock Units are awards denominated in units of Stock under which the issuance of shares of Stock is subject to such conditions (including continued employment and/or achievement of performance goals established by the Committee) and terms as the Committee deems appropriate. For purposes of determining the number of shares available under the Plan, each Restricted Stock Unit shall count as the number of shares of Stock subject to the Restricted Stock Unit. Unless determined otherwise by the Committee, each Restricted Stock Unit shall be equal to one share of Stock and shall entitle a Participant to either shares of Stock or an amount of cash determined with reference to the value of shares of Stock. To the extent determined by the Committee, Restricted Stock and Restricted Stock Units may be satisfied or settled in cash, in shares of Stock or in a combination thereof. Restricted Stock Units shall be settled no later than the 15th day of the third month after the Restricted Stock Units vest. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but shall be consistent with the terms of the Plan. Subject to the requirements of applicable law, the Committee shall determine the price, if any, at which awards of Restricted Stock or Restricted Stock Units, or shares of Stock issuable pursuant to Restricted Stock Unit awards, shall be sold or awarded to a Participant, which may vary from time to time and among Participants. Each issuance of Restricted Stock and Restricted Stock Units pursuant to this Plan will be evidenced by a Restricted Stock Agreement or a Restricted Stock Unit Agreement between the Company and the Participant to whom such Restricted Stock is to be issued, in form and substance satisfactory to the Committee in its sole discretion, consistent with this Plan. Each Restricted Stock Agreement and Restricted Stock Unit Agreement (unless otherwise stated therein) will be deemed to include the following terms and conditions:

                              a.          Covenants of Restricted Stock Holders. Nothing contained in this Plan, any Restricted Stock Agreement, any Restricted Stock Unit Agreement or in any other agreement executed in connection with the issuance of Restricted Stock or Restricted Stock Units under this Plan will confer upon any Restricted Stockholder any right with respect to the continuation of his or her status as an employee or officer of the Company or its Subsidiaries.

                              b.          Restricted Stock Vesting Period. Except as otherwise provided herein, each Restricted Stock Agreement and Restricted Stock Unit Agreement may specify the performance criteria (including any Performance Measures deemed appropriate by the Committee) and/or the period or periods of time within which shares of Restricted Stock or Restricted Stock Units will no longer be subject to the restrictions imposed under this Plan, any Restricted Stock Agreement or any Restricted Stock Agreement (the “Restricted Stock Vesting Period”), as set forth in this subsection 8(b). Except as provided in a Restricted Stock Agreement, all shares of Restricted Stock shall become immediately and fully vested upon a Change in Control of the Company.

                              c.          Termination of Employment. Unless the Committee otherwise consents or permits (before or after the grant of Restricted Stock or Restricted Stock Units) or unless the Restricted Stock or Restricted Stock Unit Agreement provides otherwise:

(i) General Rule. If a Participant ceases to be an Employee during the Restricted Period for any reason other than death, Disability, Retirement or termination for Cause, each share of Restricted Stock and Restricted Stock Unit still subject in full or in part to restrictions at the date of such termination shall automatically be forfeited and returned to the Company.

(ii) Death, Disability or Retirement. In the event a Participant terminates his or her employment with the Company because of death, Disability or Retirement during the Restricted Period, the restrictions remaining on any or all shares of Restricted Stock and Restricted Stock Units shall terminate automatically with respect to that respective number of such shares or Restricted Stock Units (rounded to the nearest whole number) equal to the respective total number of such shares or Restricted Stock Units granted to such Participant multiplied by the number of full months that have elapsed since the date of grant divided by the total number of full months in the respective Restricted Period; provided, that if such Restricted Stock or Restricted Stock Units are subject to attainment of performance goals, then the restrictions shall not lapse until the end of the applicable performance period and then only after it is determined that the Company shall have attained such performance goals. All remaining shares of Restricted Stock and Restricted Stock Units shall be forfeited and returned to the Company; provided, that the Committee may, in its sole discretion, waive the restrictions remaining on any or all such remaining shares of Restricted Stock and Restricted Stock Units either before or after the death, Disability or Retirement of the Participant.

(iii) If a Participant’s employment is terminated for Cause, the Participant shall have no further right to receive any Restricted Stock or Restricted Stock Units and all Restricted Stock and Restricted Stock Units still subject to restrictions at the date of such termination shall automatically be forfeited and returned to the Company. For purposes of the Plan, the Committee or officers designated by the Committee shall have absolute discretion to determine whether a termination is for cause.

d. Restrictions on Transfer.

(i) General Rule. Unless the Committee otherwise consents or permits or unless the terms of the Restricted Stock Agreement or the Restricted Stock Unit Agreement provide otherwise, neither Restricted Stock nor Restricted Stock Units may be sold, exchanged, transferred, pledged, assigned or otherwise alienated during the Restricted Period. All Transfers of Restricted Stock and Restricted Stock Units not meeting the conditions set forth in this subsection 8(c)(i) are expressly prohibited. The Committee may impose other restrictions on any shares of Restricted Stock under the Plan as the Committee considers advisable, including, without limitation, holding periods or further transfer restrictions, forfeiture or “claw-back” provisions, and restrictions under applicable federal or state securities laws.

(ii) Effect of Prohibited Transfer. Any prohibited Transfer of Restricted Stock or Restricted Stock Units is void and of no effect. Should such a Transfer purport to occur, the Company may refuse to carry out the Transfer on its books, attempt to set aside the Transfer, enforce any undertaking or right under this subsection 8(c)(ii), or exercise any other legal or equitable remedy.

(iii) Escrow. The Committee may, in its discretion, require that the Restricted Stockholder deliver the certificate(s) for the Restricted Stock with a stock power executed in blank to the Secretary of the Company or his or her designee to hold said certificate(s) and stock power(s) in escrow and to take all such actions and to effectuate all such Transfers and/or releases as are in accordance with the terms of this Plan. The certificate(s) may be held in escrow so long as the shares of Restricted Stock are subject to any restrictions under this Plan or under a Restricted Stock Agreement. Each Restricted Stockholder acknowledges that the Secretary of the Company (or his or her designee) is so appointed as the escrow holder with the foregoing authorities as a material inducement to the issuance of shares of Restricted Stock under this Plan, that the appointment is coupled with an interest, and that it accordingly will be irrevocable. The escrow holder will not be liable to any party to a Restricted Stock Agreement (or to any other party) for any actions or omissions unless the escrow holder is grossly negligent relative thereto. The escrow holder may rely upon any letter, notice or other document executed by any signature purported to be genuine.

e. Compliance with Law. Notwithstanding any other provision of this Plan, Restricted Stock and Stock issuable pursuant to a Restricted Stock Unit may be issued pursuant to this Plan only after there has been compliance with all applicable federal and state tax and securities laws.

f. Stock Certificates. Any certificates representing the Restricted Stock or relating to Restricted Stock Units issued pursuant to this Plan will bear all legends required by law and necessary to effectuate this Plan’s provisions. The Company may place a “stop transfer” order against shares of the Restricted Stock until all restrictions and conditions set forth in this Plan and in the legends referred to in this subsection 8(f) have been complied with.

g. Withholding. As a condition to the issuance of shares of Restricted Stock or shares of Stock issuable pursuant to Restricted Stock Units, the Participant will pay to the Company in cash or in such other form as the Committee may determine in its discretion, the amount of the Company’s Tax Withholding Liability, if any, associated with the Participant becoming vested in such shares or in connection with the Participant’s election to recognize income under Section 83(b) of the Code. The Committee, in its sole discretion, may permit Restricted Stockholder to pay all or a portion of the Company’s Tax Withholding Liability with respect to shares of Restricted Stock or shares of Stock relating to a Restricted Stock Unit in which the Participant has become vested by (i) surrendering shares of Stock already owned by such Restricted Stockholder; (ii) withholding of shares of Restricted Stock or shares of Stock issuable pursuant to Restricted Stock Units; or (iii) irrevocably authorizing a third party to sell shares of Restricted Stock (or a sufficient portion of the shares) or shares of Stock issuable pursuant to Restricted Stock Units in which the Restricted Stockholder has become vested and remit to the Company a sufficient portion of the sale proceeds to pay the Company’s Tax Withholding Liability. To the extent Restricted Stock is withheld for tax withholding purposes, the applicable percentage of tax withholding liability shall be the percentage equal to the employer’s minimum statutory withholding rate (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to the taxable income realized upon vesting in the Restricted Stock or shares of Stock issuable pursuant to Restricted Stock Units). To the extent that Restricted Stock or shares of Stock issuable pursuant to Restricted Stock Units is withheld pursuant to subparagraphs (i) or (ii) above, the Fair Market Value of surrendered Stock or withheld Restricted Stock or shares of Stock issuable pursuant to Restricted Stock Units must be equal to the corresponding portion of such tax withholding liability, as the case may be, to be paid for therewith.

h. Rights as Stockholder. A Participant shall have all dividend, liquidation and other rights with respect to Restricted Stock held of record by such Participant as if the Participant held unrestricted Stock; provided, that the unvested portion of any award of Restricted Stock shall be subject to any restrictions on transferability or risks of forfeiture imposed pursuant to this Section 9 and the terms and conditions set forth in the Participant’s Restricted Stock Agreement. Unless the Committee otherwise determines or unless the terms of the applicable Restricted Stock Unit Agreement provide otherwise, a Participant shall have no dividend or liquidation rights with respect to shares of Stock subject to awards of Restricted Stock Units held by such Participant. Unless the Committee determines otherwise or unless the terms of the applicable Restricted Stock or Restricted Stock Unit agreement or grant provide otherwise, any noncash dividends or distributions paid with respect to shares of unvested Restricted Stock and shares of Stock subject to unvested Restricted Stock Units shall be subject to the same restrictions and vesting schedule as the shares to which such dividends or distributions relate. Any dividend payment with respect to Restricted Stock or Restricted Stock Units shall be made no later than the 15th day of the third month following the date the dividends are paid to Stockholders. Unless otherwise determined by the Committee, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the Restricted Period. Participants shall have no voting rights with respect to shares of Stock underlying Restricted Stock Units unless and until such shares are reflected as issued and outstanding shares on the Company’s stock ledger.

i. Other Provisions. The Restricted Stock or Restricted Stock Unit Agreement may contain such other terms, provisions and conditions, including such special forfeiture conditions, rights of repurchase, covenants not to compete, rights of first refusal and other restrictions on Transfer of Restricted Stock issued hereunder, not inconsistent with this Plan, as may be determined by the Committee in its sole discretion.

9. Stock Based Awards

                              (a)         Grant of Stock Awards. In addition to any Stock Options, Stock Appreciation Rights, Restricted Stock, or Restricted Stock Units that a Participant may be granted under the Plan, a Participant may be granted one or more other types of awards based on or related to shares of Stock (including the grant of Stock Awards). Such awards shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. Notwithstanding the previous sentence, the shares of stock subject to Stock Awards shall be issued no later than the 15th day of the third month after the end of the calendar year in which the award is granted. Such awards shall be expressed in terms of shares of Stock or denominated in units of Stock. For purposes of determining the number of shares available under the Plan, each such unit shall count as the number of shares of Stock to which it relates.

                              (b)        Rights as Stockholder. A Participant shall have all voting, dividend, liquidation and other rights with respect to shares of Stock issued to the Participant as a Stock Award under this Section 9 upon the Participant becoming the holder of record of the Stock granted pursuant to such Stock Award; provided, that the Committee may impose such restrictions on the assignment or transfer of Stock awarded pursuant to a Stock Award as it considers appropriate. Any dividend payment with respect to a Stock Award shall be made no later than the 15th day of the third month following the date the dividends are paid to shareholders.

                              10.        Performance Measures

                              a.          General. Unless and until the Committee proposes for stockholder vote and the stockholders approve a change in the general Performance Measures set forth in this Section 10, the performance goals upon which the payment or vesting of an award under this Plan to a Covered Employee that is intended to qualify as Performance-Based Compensation may be based shall be limited to the following Performance Measures:

•	Net income (before or after taxes, interest, depreciation, and/or amortization);
•	Net income per share;
•	Return on equity;
•	Return on average equity;
•	Cash earnings;
•	Cash earnings per share (reflecting dilution of the Stock as the Committee deems appropriate and, if the Committee so determines, net of or including dividends;
•	Diluted earnings per share;
•	Fully diluted earnings per share;
•	Cash earnings return on equity;
•	Operating income;
•	Operating income per share;
•	Operating income return on equity;
•	Return on assets;
•	Return on average assets;
•	Cash flow;
•	Cash flow return on capital;
•	Return on Capital;
•	Productivity ratios;
•	Share price (including without limitation growth measures, total stockholder return or comparison;

•	Expense or Cost levels;
•	Margins;
•	Operating efficiency;
•	Efficiency ratio;
•	Customer satisfaction, satisfaction based on specified objective goals or a Company-sponsored customer survey;
•	Economic value added measurements;
•	Acquisitions, mergers and divestiture objectives;
•	Market share or market penetration with respect to specific designated products or services, product or service groups and/or specific geographic areas;
•	Reduction of losses, loss ratios, expense ratios or fixed costs;
•	Employee turnover;
•	Specified objective social goals;
•	Non-interest income;
•	Non-interest income/average assets;
•	Non-interest expense/average assets;
•	Interest income;
•	Net interest income;
•	Core deposit growth;
•	Loan growth.
•	Loans to deposits;
•	Net loss to average total loans;
•	Earnings coverage of net losses;
•	Loan allowance to loans;
•	Loan allowance to net losses;
•	Loan allowance to total loans;
•	Loan allowance to nonaccrual loans;
•	Classified loans to capital; and
•	Texas ration.

One or more Performance Measures may be used to measure the performance of one or more of the Company or its Subsidiaries, or any combination of the foregoing, compared to pre-determined levels, as the Committee may deem appropriate, or compared to the performance of a pre-established peer group, or published or special index that the Committee, in its sole discretion, deems appropriate. The Committee also has the authority to provide for accelerated vesting of any Plan award based on the achievement of performance goals pursuant to the Performance Measures specified in this Section 10.

                              b.          Evaluation of Performance. The Committee may provide in any such award that any evaluation of Performance may include or exclude any of the following events or their effects that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Financial Accounting Standards Board Accounting Standards Codification Topic 225-20 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable fiscal year, (f) acquisitions, mergers, divestitures or accounting changes, (g) amortization of goodwill or other intangible assets, (h) discontinued operations, and (i) other special charges or extraordinary items. To the extent such inclusions or exclusions affect awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility.

                              c.          Committee Discretion. In the event that applicable tax laws, securities laws, or both, change to permit Committee discretion to alter the governing Performance Measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Section 162(m) of the Code and may base vesting on Performance Measures other than those set forth in Section 10(a) hereof.

                              d.          Adjustment of Performance-Based Compensation. Plan awards that are designed to qualify as Performance-Based Compensation, and that are held by Covered Employees, may not be increased or adjusted upward. The Committee shall retain the discretion to decrease or adjust such awards downward, and such awards may be forfeited in whole or in part.

                              e.          Performance-Based Compensation Conditioned on Performance. Payment of Performance-Based Compensation to a Participant for a Performance Period under this Plan shall be entirely contingent upon achievement of the performance goals established by the Committee pursuant to this Section 10, the satisfaction of which must be substantially uncertain when established by the Committee for the Performance Period.

                              f.           Time of Determination of Performance Goals by Committee. All performance goals to be made by the Committee for a Performance Period pursuant to this Section 10 shall be established in writing by the Committee during the first 90 days of such Performance Period and before 25% of the Performance Period has elapsed.

                              g.          Objective Standards. Performance-Based Compensation shall be based solely upon objective criteria, consistent with this Section 10, from which an independent third party with knowledge of the facts could determine whether the performance goal or range of goals is met and from that determination could calculate the Performance-Based Compensation to be paid. Although the Committee has authority to exercise reasonable discretion to interpret this Plan and the criteria it shall specify pursuant to this Section 10 of the Plan, it may not amend or waive such criteria after the 90th day of the respective Performance Period with respect to an award intended to qualify as Performance-Based Compensation. The Committee shall have no authority or discretion to increase any Performance-Based Compensation or to construct, modify or apply the measurement of a Participant’s Performance in a manner that will directly or indirectly increase the Performance-Based Compensation for the Participant for any Performance Period above the amount determined by the applicable objective standards established within the time period set forth in Section 10(f).

                              11.        Adjustments Upon Changes in Stock. Except for the Reverse Split Amendment, the effect of which has already been considered with respect to the shares of Stock subject to the Plan, in the event of any change in the outstanding Stock of the Company as a result of a merger, reorganization, stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification, appropriate proportionate adjustments will be made:

                              a.          in the aggregate number of shares of Option Stock and Restricted Stock in the Stock Pool;

                              b.          in the Option Price and the number of shares of Option Stock that may be purchased pursuant to an outstanding Option granted hereunder;

                              c.          in SAR Price and the number of shares of Stock to which a SAR relate

                              d.          in the number of shares subject to a Restricted Stock or Restricted Stock Unit Agreement;

                              e.          in the exercise price of any rights of repurchase or of first refusal under this Plan; and

                              f.           with respect to other rights and matters determined on a per share basis under this Plan or any associated Option Agreement or Restricted Stock or Restricted Stock Unit Agreement.

                              Any such adjustments will be made only by the Committee, and when so made will be effective, conclusive and binding for all purposes with respect to this Plan and all Options, Restricted Stock Awards, and Restricted Stock Unit awards then outstanding. No such adjustments will be required by reason of the issuance or sale by the Company for cash or other consideration of additional shares of its Stock or securities convertible into or exchangeable for shares of its Stock.

                              12.        Modification, Extension and Renewal of Options and Restricted Stock. Subject to the terms and conditions and within the limitations of this Plan, the Committee may modify, extend or renew outstanding Options, Restricted Stock or Restricted Stock Units granted under this Plan, but in no event may the Committee change the Option Price as stated in the Option Agreement, if expressed as a fixed dollar amount, or the manner in which the Option Price is to be calculated as stated in the Option Agreement, if expressed as a percentage of Fair Market Value at the time of the grant or otherwise. Notwithstanding the foregoing, no modification of any Option, Restricted Stock award, or Restricted Stock Unit award will, without the consent of the holder of the Option, Restricted Stock or Restricted Stock Unit, alter or impair any rights or obligations under any Option, Restricted Stock award or Restricted Stock Unit award previously granted under this Plan.

                              13.        Amendment and Discontinuance. No Option, Restricted Stock award, Restricted Stock Unit award, or Stock Award shall be granted under this Plan after the 10th anniversary of the date on which this Plan is approved by the Company’s Board of Directors. The Committee may amend, and the Board may suspend or discontinue, this Plan at any time, provided that:

                              a.          No such action may, without the approval of the stockholders of the Company, increase the maximum total number of shares of Stock that may be granted to an individual pursuant to any kind of award over the term of this Plan, or materially increase (other than by reason of an adjustment pursuant to Section 11 hereof) the aggregate number of shares of Stock in the Stock Pool that may be granted pursuant to any award under this Plan;

                              b.          No action of the Committee will cause ISOs granted under this Plan not to comply with Section 422 of the Code unless the Committee specifically declares such action to be made for that purpose;

                              c.          No action of the Committee shall alter or impair any Option or Restricted Stock previously granted under this Plan without the consent of such affected Participant.

                              14.        Plan Binding upon Successors. This Plan shall be binding upon and inure to the benefit of the Company, its Subsidiaries, and their respective successors and assigns, and Eligible Persons and their respective assigns, personal representatives, heirs, legatees and beneficiaries.

                              15.        Compliance with Rule 16b-3. With respect to persons subject to Section 16 of the 1934 Act, transactions under this Plan are intended to be exempt from short-swing profit liability. To the extent that any transaction made pursuant to the Plan may give rise to short-swing profit liability, the Committee may deem such transaction to be null and void, to the extent permitted by law and deemed advisable by the Committee.

                              16.        Compliance with Code Section 409A. The Plan is intended to provide Options, SARs and Restricted Stock Awards that are exempt from Section 409A of the Code as either exempt equity awards under Treasury Regulation Section 1.409A-1(b)(5) or as exempt short-term deferrals under Treasury Regulation Section 1.409A-1(b)(4), and is to be interpreted and operated consistently with those intentions. To the extent that the Committee determines that any award granted hereunder is subject to Section 409A of the Code, the agreement evidencing such award shall incorporate the terms and conditions necessary to avoid the tax consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and agreements shall be interpreted in accordance with Section 409A of the Code.

                              17.        Notices. Every direction, revocation or notice authorized or required by the Plan shall be deemed delivered to the Company:

                              a.          On the date it is personally delivered to the Secretary of the Company at its principal executive offices; or

                              b.          Three business days after it is sent by registered or certified mail; postage prepaid, addressed to the Secretary at such offices.

                              and to a Participant:

                              c.          On the date it is personally delivered to him or her; or

                              d.          Three business days after it is sent by registered or certified mail, postage prepaid, addressed to him or her at the last address shown for him or her on the records of the Company.

                              18.        Governing Law. This Plan will be governed by, and construed in accordance with, the laws of the State of Illinois, without regard to its conflict of laws provisions.

                              19.        Copies of Plan. A copy of this Plan will be delivered to each Participant at or before the time he or she executes an any award agreement under this Plan.

* * *

Date Plan Adopted by Board of Directors: April 8, 2015

Date Plan Approved by Stockholders: May 27, 2015

-22-